                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 2)*

                                  Pharmacopeia, Inc.
                                   (Name of Issuer)

                            Common Stock Par Value $.0001
                            (Title of Class of Securities)

                                      71713B104
                                    (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 71713B104              13G             Page 2 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Investment Partners V, Limited Partnership
06-1332464
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                                  (a) [   ]
                                                  (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------

Number of         (5)  Sole Voting Power          264,467 shares of
Shares                                            common stock
Bene-
ficially          (6)  Shared Voting Power        Not applicable
Owned by Each
Reporting         (7)  Sole Dispositive Power     64,467 shares of
Person With                                       common stock

                  (8)  Shared Dispositive Power   Not applicable
-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

264,467 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                          [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

2.3%


-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

PN

Cusip No. 71713B104              13G             Page 3 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Associates V, LLC
06-1462391
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                                          (a) [   ]
                                                          (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only
-------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------

Number of         (5)  Sole Voting Power          Not applicable
Shares
Bene-             (6)  Shared Voting Power        264,467 shares of
ficially                                          common stock
Owned
by Each           (7)  Sole Dispositive Power     Not applicable
Reporting
Person            (8)  Shared Dispositive Power   264,467 shares of
With                                              common stock
-------------------------------------------------------------------

9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

264,467 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                          [   ]
-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

2.3%
-------------------------------------------------------------------

12 Type of Reporting Person (See Instructions)

OO-LLC

Cusip No. 71713B104              13G             Page 4 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak V Affiliates Fund, Limited Partnership
06-1334685
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                                          (a) [   ]
                                                          (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only

------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------

Number of         (5)  Sole Voting Power          11,678 shares of
Shares                                            common stock
Bene-
ficially          (6)  Shared Voting Power        Not applicable
Owned
by Each           (7)  Sole Dispositive Power     11,678 shares of
Reporting                                         common stock
Person
With              (8)  Shared Dispositive Power   Not applicable
-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

11,678 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                          [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

0.1%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

PN

Cusip No. 71713B104              13G             Page 5 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak V Affiliates
06-1334686
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                                          (a) [   ]
                                                          (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only

------------------------------------------------------------------

4 Citizenship or Place of Organization

Connecticut
-------------------------------------------------------------------

Number of         (5)  Sole Voting Power          Not applicable
Shares
Bene-             (6)  Shared Voting Power        11,678 shares of
ficially                                          common stock
Owned
by Each           (7)  Sole Dispositive Power     Not applicable
Reporting
Person            (8)  Shared Dispositive Power   11,678 shares of
With                                              common stock
-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

11,678 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                          [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

0.1%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)


PN

Cusip No. 71713B104              13G              Page 6 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Management Corporation
06-0990851
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                                          (a) [   ]
                                                          (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------

Number of         (5)  Sole Voting Power          Not applicable
Shares
Bene-             (6)  Shared Voting Power        276,145 shares of
ficially                                          common stock
Owned
by Each           (7)  Sole Dispositive Power     Not applicable
Reporting
Person            (8)  Shared Dispositive Power   276,145 shares of
With                                              common stock
-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

276,145 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                          [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

2.4%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

CO

Cusip No. 71713B104              13G              Page 7 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Bandel L. Carano
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                                          (a) [   ]
                                                          (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------

Number of         (5)  Sole Voting Power          Not applicable
Shares
Bene-             (6)  Shared Voting Power        276,145 shares of
ficially                                          common stock
Owned
by Each           (7)  Sole Dispositive Power     Not applicable
Reporting
Person            (8)  Shared Dispositive Power   276,145 shares of
With                                              common stock
-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

276,145 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                          [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

2.4%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

IN

Cusip No. 71713B104              13G             Page 8 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Gerald R. Gallagher
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                                          (a) [   ]
                                                          (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------

Number of         (5)  Sole Voting Power          Not applicable
Shares
Bene-             (6)  Shared Voting Power        276,145 shares of
ficially                                          common stock
Owned
by Each           (7)  Sole Dispositive Power     Not applicable
Reporting
Person            (8)  Shared Dispositive Power   276,145 shares of
With                                              common stock
-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

276,145 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                          [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

2.4%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

IN

Cusip No. 71713B104              13G             Page 9 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Edward F. Glassmeyer
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                                          (a) [   ]
                                                          (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------

Number of         (5)  Sole Voting Power          Not applicable
Shares
Bene-             (6)  Shared Voting Power        276,145 shares of
ficially                                          common stock
Owned
by Each           (7)  Sole Dispositive Power     Not applicable
Reporting
Person            (8)  Shared Dispositive Power   276,145 shares of
With                                              common stock
-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

276,145 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                          [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

2.4%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

IN

Cusip No. 71713B104              13G             Page 10 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Fredric W. Harman
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                                          (a) [   ]
                                                          (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------

Number of         (5)  Sole Voting Power          Not applicable
Shares
Bene-             (6)  Shared Voting Power        264,467 shares of
ficially                                          common stock
Owned
by Each           (7)  Sole Dispositive Power     Not applicable
Reporting
Person            (8)  Shared Dispositive Power   264,467 shares of
With                                              common stock
-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

264,467 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                          [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

2.3%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

IN

Cusip No. 71713B104              13G             Page 11 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Ann H. Lamont
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                                          (a) [   ]
                                                          (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------

Number of         (5)  Sole Voting Power          Not applicable
Shares
Bene-             (6)  Shared Voting Power        276,145 shares of
ficially                                          common stock
Owned by
Each              (7)  Sole Dispositive Power     Not applicable
Reporting
Person            (8)  Shared Dispositive Power   276,145 shares of
With                                              common stock
-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

276,145 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                          [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

2.4%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

IN

Cusip No. 71713B104              13G              Page 12 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Eileen M. More
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                                          (a) [   ]
                                                          (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------

Number of         (5)  Sole Voting Power          Not applicable
Shares
Bene-             (6)  Shared Voting Power        276,145 shares of
ficially                                          common stock
Owned by
Each              (7)  Sole Dispositive Power     Not applicable
Reporting
Person            (8)  Shared Dispositive Power   276.145 shares of
With                                              common stock
-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

276,145 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                          [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

2.4%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

IN

                                                 Page 13 of 19 pages

                                     Schedule 13G
                                   Amendment No. 2
                            Common Stock, Par Value $.0001
                                 CUSIP No. 71713B104

Item 1(a)      Name of Issuer:
               Pharmacopeia, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:
               101 College Road E.
               Princeton, NJ 08540

Item 2(a)      Name of Person filing:

     Oak Investment Partners V, Limited Partnership
     Oak Associates V, LLC
     Oak V Affiliates Fund,  Limited Partnership
     Oak V Affiliates
     Oak Management Corporation
     Bandel L. Carano
     Gerald R. Gallagher
     Edward F. Glassmeyer
     Fredric W. Harman
     Ann H. Lamont
     Eileen M. More

Item 2(b)      Address of Principal Business Office or, if none, Residence:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, CT 06880

Item 2(c)      Citizenship:

     Please refer to Item 4 on each cover sheet for each filing person

Item 2(d)      Title of Class of Securities:

     Common stock, $.0001 par value

Item 2(e)      CUSIP Number: 71713B104

Item 3         Not Applicable.

Item 4         Ownership.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 11,577,085 shares outstanding as of September 30, 1997, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997, plus the shares issuable upon exercise of the options described in the following sentence. Amounts shown as beneficially owned include currently exercisable options to purchase 9,780 shares of Common Stock and 220 shares of Common Stock which may be deemed to be held by Eileen M. More on behalf of Oak Investment Partners V, Limited Partnership, and Oak V Affiliates Fund, Limited Partnership, respectively.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5         Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6         Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not applicable

Item 8         Identification and Classification of Members of the Group.

     Not applicable

Item 9         Notice of Dissolution of Group.

     Not applicable

Item 10        Certification.

     Not applicable

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 12, 1998

                              Oak Investment Partners V,
                              Limited Partnership

                              By:  Oak Associates V, LLC,
                                   As General Partner


                              By:  /s/ Edward F. Glassmeyer
                                   --------------------------
                                   Managing Member

                              Oak Associates V, LLC


                              By:  /s/ Edward F. Glassmeyer
                                   --------------------------
                                   Managing Member


                              Oak V Affiliates Fund, Limited
                              Partnership

                              By:  Oak V Affiliates,
                                   As General Partner


                              By:  /s/ Edward F. Glassmeyer
                                   --------------------------
                                   General Partner


                              Oak V Affiliates


                              By:  /s/ Edward F. Glassmeyer
                                   --------------------------
                                   General Partner

                              OAK MANAGEMENT CORPORATION


                              By:  /s/ Edward F. Glassmeyer
                                   --------------------------
                                   Name:  Edward F. Glassmeyer
                                   Title: President



                                   /s/ Bandel L. Carano
                                   --------------------------
                                   Bandel L. Carano



                                   /s/ Fredric W. Harman
                                   --------------------------
                                   Fredric W. Harman



                                   /s/ Gerald R. Gallagher
                                   --------------------------
                                   Gerald R. Gallagher



                                   /s/ Edward F. Glassmeyer
                                   --------------------------
                                   Edward F. Glassmeyer



                                   /s/ Ann H. Lamont
                                   --------------------------
                                   Ann H. Lamont



                                   /s/ Eileen M. More
                                   --------------------------
                                   Eileen M. More

                                  INDEX TO EXHIBITS


                                                       Page
                                                       ----

EXHIBIT A           Agreement of Reporting Persons     18